Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

LifeVantage Corporation
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(4)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.0001 per share	Rule 457(h) Rule 457(c)	2,190,000(2)	$8.40 (3)	$18,396,000.00	0.00014760	$2,715.25
Total Offering Amounts					$18,396,000.00		$2,715.25
Total Fee Offsets							--
Net Fee Due							$2,715.25

(1)	Pursuant to Rule 416(a) and 457 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the LifeVantage Corporation 2017 Long-Term Incentive Plan, as amended (the “2017 Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable. Common Stock issuable under the 2017 Plan were previously registered on Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission on March 27, 2017 (File No. 333-216957), November 30, 2018 (File No. 333-228627), and January 11, 2021 (File No. 333-252013).

(2)	Represents additional shares of Common Stock reserved for issuance under the 2017 Plan. In general, to the extent that any awards under the 2017 Plan are forfeited or expire for any reason before being exercised or settled in full, or if shares issued under the 2017 Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the 2017 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award; provided, however, that following the amendment of the 2017 Plan in September 2022, shares delivered or withheld to pay the exercise price of an option or to satisfy the tax withholding obligation related to an option exercise will not again become available for issuance under the 2017 Plan.

(3)
This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the 2017 Plan are based upon the average of the high and low prices of the Common Stock on August 23, 2024, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.